Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Martin Midstream GP LLC
We consent to the incorporation by reference in the registration statements (No. 333-117023) on Form S-3 and (No. 333-140152) on Form S-8 of Martin Midstream Partners L.P. and Subsidiaries of our report dated May 7, 2007, with respect to the consolidated balance sheet of Martin Midstream GP LLC as of December 31, 2006, which report appears in the March 31, 2007 report on Form 10-Q of Martin Midstream Partners L.P.
KPMG LLP
/s/ KPMG LLP
Shreveport, Louisiana
May 7, 2007